The reputation of a thousand years may be determined by the conduct of one hour.

– Ancient proverb

Jean M. Hynes
Chief Executive Officer

Our ability to thrive as an organization is driven by our shared values, and integrity is at the top of the list. This is reflected in our commitment to the "Client, Firm, Self" framework, through which all of our decisions should be viewed if we are to earn and maintain the trust of our clients.

Each and every one of us has a role to play in sustaining our clients' trust. We must test every decision we make, no matter how small, against our fiduciary obligations and our high ethical standards. If there is the slightest doubt about whether a decision is in the best interests of our clients, then bring it to someone's attention — your manager, the Legal and Compliance team, or any of my direct reports. But don't just let it go. This is what it means to be a fiduciary: complete dedication to conscientious stewardship of client assets.

To support this mandate, our Code of Ethics sets out standards for our personal conduct, including personal investing, acceptance of gifts and entertainment, outside activities, and client confidentiality. Please take the time to read the Code, familiarize yourself with the rules, and determine what you need to do to comply with them. Remember, too, that while our Code of Ethics is reviewed and updated regularly, no set of rules can address every possible circumstance. And so I ask you to remain vigilant, exercise good judgment, ask for help when you need it, consider not just the letter but the spirit of the laws that govern our industry, and do your part to safeguard our clients' trust.

Sincerely,

Jean M. Hynes
Chief Executive Officer

A message from our CEO

Contents

1

1

2

Which types of investments and related activities are prohibited? 2

Which investment accounts must be reported? 3

What are the reporting responsibilities for all personnel? 4

What are the preclearance responsibilities for all personnel? 5

What are the additional requirements for investment professionals? 6

7

8

8

8

9

9

Standards of conduct ....................................................

Who is subject to the Code of Ethics?.............................

Personal investing ........................................................

Gifts and entertainment................................................

Outside activities ...............................................................

Client confidentiality ....................................................

How we enforce our Code of Ethics...............................

Exceptions from the Code of Ethics ..............................

Closing..........................................................................

Wellington Management Code of Ethics 1

Standards of conduct

Our standards of conduct are straightforward and essential. Any transaction or activity that violates either of the standards of conduct below is prohibited, regardless of whether it meets the technical rules found elsewhere in the Code of Ethics.

1. **We act as fiduciaries to our clients.** Each of us must put our clients' interests above our own and must not take advantage of our management of clients' assets for our own benefit. Our firm's policies and procedures implement these principles with respect to our conduct of the firm's business. This Code of Ethics implements the same principles with respect to our personal conduct. The procedures set forth in the Code govern specific transactions, but each of us must be mindful at all times that our behavior, including our personal investing activity, must meet our fiduciary obligations to our clients.

2. **We act with integrity and in accordance with both the letter and the spirit of the law**
Our business is highly regulated, and we are committed as a firm to compliance with those regulations. Each of us must also recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties. They include laws and regulations that apply specifically to investment advisors, as well as more broadly applicable laws ranging from the prohibition against trading on material nonpublic information and other forms of market abuse to anticorruption statutes such as the US Foreign Corrupt Practices Act and the UK Bribery Act. The firm provides training on their requirements. Each of us must take advantage of these resources to ensure that our own conduct complies with the law.

Who is subject to the Code of Ethics?

Our Code of Ethics applies to all employees of Wellington Management and its affiliates around the world. Its restrictions on personal investing also apply to temporary personnel (including co-ops and interns) and consultants whose tenure with Wellington Management exceeds 90 days and who are deemed by the Chief Compliance Officer to have access to nonpublic investment research, client holdings, or trade information.

All Wellington Management personnel receive a copy of the Code of Ethics (and any amendments) and must certify, upon joining the firm and annually thereafter, that they have read and understood it and have complied with its requirements.

Adherence to the Code of Ethics is a basic condition of employment. Failure to adhere to our Code of Ethics may result in disciplinary action, including termination of employment.

If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee. You also have the right to report violations of law or regulation directly to relevant governmental agencies. You do not need the firm's prior authorization to make any such report or disclosures and are not required to notify the firm that you have done so.

For additional information regarding our **Code of Ethics Policy** refer to the **Guide to Our Policy** document available on the firm's Intranet.

.

Wellington Management Code of Ethics 2

Personal investing

As fiduciaries, each of us must avoid taking personal advantage of our knowledge of investment activity in client accounts. Although our Code of Ethics sets out a number of specific restrictions on personal investing designed to reflect this principle, no set of rules can anticipate every situation. Each of us must adhere to the spirit, and not just the letter, of our Code in meeting this fiduciary obligation to our clients.

Which types of investments and related activities are prohibited?

Our Code of Ethics prohibits the following personal investments and investment-related activities:

- Purchasing or selling the following:
  - Initial public offerings (IPOs) of any securities
  - Securities of an issuer being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled
  - Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation
  - Securities of an issuer that is mentioned at the Morning Meeting or the Early Morning Meeting until two business days following the meeting
  - Securities that are the subject of a firmwide restriction
  - Single-stock futures
  - Single-Stock ETFs (including Leveraged Single-Stock ETFs, Inverse Single-Stock ETFs, and Hedged Single-Stock ETFs)
  - Securities or financial instruments whose performance is derived from the performance of a security covered by our Code of Ethics (e.g. single stock ETFs and single stock futures)
  - Options with an expiration date that is within 60 calendar days of the transaction date (excluding shares of exchange-traded funds (ETFs))
  - Securities of broker/dealers (or their affiliates) that the firm has approved for execution of client trades
  - Securities of any securities market or exchange on which the firm trades on behalf of clients
- Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer
- Taking a profit from any trading activity within a 60-calendar day window
- Using a derivative instrument to circumvent a restriction in the Code of Ethics

Short-term trading

You are prohibited from taking a profit from any trading activity within a 60-calendar day window on any security that requires preclearance. For example, if you buy shares of stock (or options on such shares) and then sell those shares within 60 days at a profit, an exception will be identified and any gain from the transactions must be surrendered. Gains are calculated based on a last in, first out (LIFO) method for purposes of this restriction. This short-term trading rule does not apply to securities exempt from the Code's preclearance requirements.

WHICH INVESTMENT ACCOUNTS MUST BE REPORTED?

AND

Wellington Management Code ofEthics 4

Managed account exemptions

An account from which you or immediate family members could benefit financially, but over which neither you nor they have any investment discretion or influence (a *managed account*), may be exempted from the Code of Ethics' personal investing requirements upon written request and approval. An example of a managed account would be a professionally advised account about which you will not be consulted or have any input on specific transactions placed by the investment manager prior to their execution.

Designated Brokers for US Reportable Accounts

US-based reportable accounts must be held at one or more of the brokers on the Designated Brokers List. This requirement does not apply to managed accounts that are exempt from certain provisions of the Code of Ethics, employee stock purchase and stock option plans and other accounts (including pension, retirement and compensation accounts) required to be held at a specific broker.

New employees must transfer all reportable accounts to a Designated Broker within 45 days from the start of their employment.

Initial and annual holdings reports

You must disclose all reportable accounts and all covered investments you hold within 10 calendar days after you begin employment at or association with Wellington Management. You will be required to review and update your holdings and securities account information annually thereafter.

For initial holdings reports, holdings information must be current as of a date no more than 45 days prior to the date you became covered by the Code of Ethics. *Please note that you cannot make personal trades until you have filed an initial holdings report via the Code of Ethics System on the Intranet.*

> **Non-volitional transactions include:**
>
> Investments made through automatic dividend reinvestment or rebalancing plans and stock purchase plan acquisitions
>
> Transactions that result from corporate actions applicable to all similar security holders (such as splits, tender offers, mergers, and stock dividends)

For subsequent annual reports, holdings information must be current as of a date no more than 45 days prior to the date the report is submitted. *Please note that your annual holdings report must account for both volitional and non-volitional transactions.*

At the time you file your initial and annual reports, you will be asked to confirm that you have read and understood the Code of Ethics and any amendments.

Quarterly transactions reports

You must submit a quarterly transaction report no later than 30 calendar days after quarter-end via the Code of Ethics System on the Intranet, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you did not make any personal trades (except for those resulting from non-volitional events) or provide information regarding all volitional transactions in covered investments.

Duplicate statements and trade confirmations

For each of your reportable accounts, you are required to provide duplicate statements and duplicate trade confirmations to Wellington Management.

WHAT ARE THE REPORTING RESPONSIBILITIES FOR ALL PERSONNEL?

WHAT ARE THE PRECLEARANCE RESPONSIBILITIES FOR ALL PERSONNEL?

Please note that preclearance approval does not alter your responsibility to ensure that each personal securities transaction complies with the general standards of conduct, the reporting requirements, the restrictions on short-term trading,or the special rules for investment professionalsset out in ourCode of Ethics.

na

WHAT ARE THE ADDITIONAL REQUIREMENTS FOR INVESTMENT PROFESSIONALS?

INVESTMENT PROFESSIONAL BLACKOUT PERIODS

14 calendar days before or after
later of	one calendar year
90 calendar days

SHORT SALES BY AN INVESTMENT PROFESSIONAL

Wellington Management Code of Ethics 7

Gifts and entertainment

Our guiding principle of "client, firm, self" also governs the receipt of gifts and entertainment from clients, consultants, brokers/dealers, research providers, vendors, companies in which we may invest, and others with whom the firm does business. As fiduciaries to our clients, we must always place our clients' interests first and cannot allow gifts or entertainment opportunities to influence the actions we take on behalf of our clients. In keeping with this standard, you must follow several specific requirements:

arrangements, gift baskets, and food, as well as other gifts with an approximate value of less than US$100 or the local equivalent per year from a single source. You may not accept a gift of cash, including a cash equivalent such as a gift card, regardless of the amount. If you receive a gift that violates the Code, you must return the gift or consult with the Chief Compliance Officer to determine appropriate action under the circumstances.

frequency is excessive and there is a legitimate business purpose. If the host is a broker/dealer or research provider, the host must be reimbursed for the full amount of your proportionate share of the total cost of the meal if the approximate value of the meal is more than US$100 or the local equivalent.

entertainment opportunities with representatives from organizations with which the firm does business, such as consultants, broker/dealers, research providers, vendors, and companies in which we may invest, can help to further legitimate business interests. However, participation in such entertainment opportunities should be infrequent and is subject to the following conditions:

1. A representative of the hosting organization must be present;
2. The primary purpose of the event must be to discuss business or to build a business relationship;
3. You must receive prior approval from your business manager;
4. If the host is a broker/dealer or research provider, the host must be reimbursed for the full amount of the entertainment opportunity; and
5. For all other entertainment opportunities, the host must be reimbursed for the full face value of any entertainment ticket(s) if:
   - the entertainment opportunity requires a ticket with a face value of more than US$200 or the local equivalent, or is a high-profile event (e.g., a major sporting event),
   - you wish to accept more than one ticket, or
   - the host has invited numerous Wellington Management representatives.

Business managers must clear their own participation under the circumstances described above with the Chief Compliance Officer or Chair of the Ethics Committee.

Please note that even if you pay for the full face value of a ticket, you may attend the event *only if the host is present*.

entertainment opportunity. If you participate in an entertainment opportunity for which lodging or air travel is paid for by the host, you must reimburse the host for the equivalent cost, as determined by Wellington Management's travel manager.

ACCEPTING GIFTS

ACCEPTING BUSINESS MEALS

ACCEPTING ENTERTAINMENT OPPORTUNITIES

LODGING AND AIR TRAVEL

Wellington Management Code of Ethics 8

capacity as an employee of the firm, you may not solicit gifts, entertainment opportunities, or charitable or political contributions for yourself, or on behalf of clients, prospects, or others, from brokers, vendors, clients, or consultants with whom the firm conducts business or from companies in which the firm may invest.

from the firm's Trading department or any other Wellington Management department, or employee, nor from any broker, vendor, company in which we may invest, or other organization with which the firm conducts business.

Outside activities

While the firm recognizes that you may engage in business or charitable activities in your personal time, you must take steps to avoid conflicts of interest between your private interests and our clients' interests. As a result, all significant outside business or charitable activities (e.g., additional employment, consulting work, directorships or officerships) must be approved by your business manager and by the Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee prior to the acceptance of such a position (or if you are new, upon joining the firm). Approval will be granted only if it is determined that the activity does not present a significant conflict of interest. Directorships in public companies (or companies reasonably expected to become public companies) will generally not be authorized, while service with charitable organizations generally will be permitted.

Client confidentiality

Any nonpublic information concerning our clients that you acquire in connection with your employment at the firm is confidential. This includes information regarding actual or contemplated investment decisions, portfolio composition, research recommendations, and client interests. You should not discuss client business, including the existence of a client relationship, with outsiders unless it is a necessary part of your job responsibilities.

How we enforce our Code of Ethics

Legal and Compliance is responsible for monitoring compliance with the Code of Ethics. Members of Legal and Compliance will periodically request certifications and review holdings and transaction reports for potential violations. They may also request additional information or reports.

It is our collective responsibility to uphold the Code of Ethics. In addition to the formal reporting requirements described in this Code of Ethics, you have a responsibility to report any violations of the Code. If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief Compliance Officer, General Counsel, or Chair of the Ethics Committee.

SOLICITING GIFTS, ENTERTAINMENT OPPORTUNITIES, OR CONTRIBUTIONS

SOURCING ENTERTAINMENT OPPORTUNITIES

Wellington Management Code ofEthics 10

APPENDIX A

Open-end investment funds not managed by Wellington Management[1]
Interests in a variable annuity product in which the underlying assets are held in a fund not managed by Wellington Management
Direct obligations of the US government (including obligations issued by GNMA and PEFCO) or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom
Cash
Money market instruments or other short-term debt instruments rated P-1 or P-2, A-1 or A-2, or their equivalents[2]
Bankers' acceptances, CDs, commercial paper
Wellington Trust Company Pools
Wellington Sponsored Hedge Funds
Securities futures and options on direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, and associated derivatives
Options, forwards, and futures on commodities and foreign exchange, and associated derivatives
Transactions in approved managed accounts

Open-end investment funds managed by Wellington Management[1] (other than money market funds)
Interests in a variable annuity or insurance product in which the underlying assets are held in a fund managed by Wellington Management
Futures and options on securities indices
Shares of exchange-traded funds (ETFs)
Gifts of securities to you or a reportable account
Gifts of securities from you or a reportable account
Non-volitional transactions (splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.)

Bonds and notes (other than direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, as well as bankers' acceptances, CDs, commercial paper, and high-quality, short-term debt instruments)
Stock (common and preferred) or other equity securities, including any security convertible into equity securities
All Closed-end funds
Unit investment trusts
American Depositary Receipts
Options on securities (but not their non-volitional exercise or expiration), excluding ETFs
Warrants
Rights

Initial public offerings (IPOs) of any securities
Single-stock futures
Single-Stock ETFs (including Leveraged Single-Stock ETFs, Inverse Single-Stock ETFs, and Hedged Single-Stock ETFs)
Securities or financial instruments whose performance is derived from the performance of a security covered by our Code of Ethics (e.g. single stock ETFs and single stock futures)
Options expiring within 60 days of purchase,
Securities being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled
Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation
Securities of an issuer that is mentioned at the Morning Meeting or the Early Morning Meeting until two business days following the meeting
Securities on the firmwide restricted list
Profiting from any short-term (i.e., within 60 days) trading activity
Securities of broker/dealers or their affiliates with which the firm conducts business
Securities of any securities market or exchange on which the firm trades
Using a derivative instrument to circumvent the requirements of the Code of Ethics
Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer,

No Preclearance or Reporting Required:

Reporting of Securities Transactions Required (no need to preclear and not subject to the 60-day holding period):

Preclearance and Reporting of Securities Transactions Required:

Prohibited Investments and Activities:

This appendix is current as of 21 September 2022 and may be amended at the discretion of the Ethics Committee.

1A list of funds advised or subadvised by Wellington Management ("Wellington-Managed Funds") is available online via the Code of Ethics System. However, you remain responsible for confirming whether any particular investment represents a Wellington-Managed Fund.

2If the instrument is unrated, it must be of equivalent duration and comparable quality.